Exhibit 99.1

GAP INC. REPORTS HOLIDAY SALES RESULTS

SAN FRANCISCO - January 8, 2015 - Gap Inc. (NYSE: GPS) today reported that net sales were up 4 percent and comparable sales were positive 3 percent for the November and December 2014 holiday shopping season, compared with last year.

“During November and December, we were pleased to achieve a positive 3 comp, led by Old Navy with a very strong 12 comp for the combined holiday months,” said Glenn Murphy, chairman and chief executive officer of Gap Inc.

December Sales Results
Net sales for the five-week period ended January 3, 2015 increased 2 percent to $2.10 billion, compared with net sales of $2.05 billion for the five-week period ended January 4, 2014.

Gap Inc.’s comparable sales for December 2014 were up 1 percent versus flat last year. Comparable sales by global brand for December 2014 were as follows:

•	Gap Global: negative 5 percent versus positive 1 percent last year

•	Banana Republic Global: flat versus flat last year

•	Old Navy Global: positive 8 percent versus negative 2 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on January 8, 2015 and available for replay until 1:00 p.m. Pacific Time on January 16, 2015.

The company also noted a change to its monthly reporting cycle. Beginning with its January sales release, for the third month of each fiscal quarter, the company will shift the timing of its monthly sales release out by two business days, to the Monday of fiscal week two at 1:00 p.m. Pacific Time. The sales release for the third month of the quarter is typically when Gap Inc. provides preliminary earnings per share guidance. For the first and second months of each quarter, the company will continue to release sales results on Thursday of fiscal week one at 1:00 p.m. Pacific Time.

January Sales
The company will report January sales at 1:00 p.m. Pacific Time on Monday, February 9, 2015.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2013 net sales were $16.1 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,200 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com